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                                                                    EXHIBIT 99.1

           BINDVIEW REVISES FINANCIAL GUIDANCE FOR THE SECOND QUARTER

   Rick Gardner Resigns as President and CEO, Eric Pulaski to Assume Roles and
                 Discuss Preliminary Results in Conference Call


HOUSTON -JULY 2, 2001 - BINDVIEW CORPORATION (NASDAQ: BVEW) a leading provider of IT security management solutions, today announced that it has revised its financial outlook for the quarter, which ended June 30, 2001. The revision is due primarily to lower than expected sales to large U.S. enterprise customers and weakness in its European sales as a result of the global decline in IT spending.

The company anticipates that revenues for the quarter will range from $17.5 million to $18.5 million up from $17.0 million in the first quarter of 2001, but down from the $20.3 million for the comparable period in 2000. The loss per common share for the second quarter is expected to range from $0.13 to $0.15 compared with a loss per share of $0.08 for the first quarter of 2001.

Despite the current economic volatility, which makes business predictions difficult, the Company currently anticipates that revenues for the third and fourth quarters will be up sequentially over the preceding quarter, but revenues for the full year are not expected to exceed the $86.1 million reported for 2000. The Company also anticipates that operating income will improve significantly as a result of initiatives that are underway to improve operating leverage.

These initiatives are expected to accelerate the Company's return to profitability by reducing operating expenses in the second half of 2001 by $8 million to $10 million. The Company will take a restructuring charge in the third quarter for the costs of these actions. The specific details of the actions and more definitive revenue guidance for the remainder of 2001 will be reviewed in the Company's second quarter earnings release and related call, which will occur after the market closes on July 30, 2001.


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These initiatives will also include an evaluation of the effectiveness of the
Company's sales and marketing programs and its go to market strategy. The Company has engaged outside management consultants to assist with these efforts.

In addition, Rick Gardner, President and CEO has resigned, and Eric Pulaski, BindView's founder and Chairman, has been voted in as president and chief executive officer by the BindView Board of Directors. "With continued weakness in our revenues, and in spite of the general soft economic conditions, confidence in my leadership is understandably weak," stated Mr. Gardner. "We have missed our goals, and I hold myself accountable. I believe that the cost cutting initiatives and rationalization of our business model, which we are undertaking, will dramatically improve our ability to return to profitability. I also believe Eric Pulaski, our founder and chairman is well qualified to rebuild confidence on the part of our employees and shareholders."

Commenting on the Mr. Gardner's resignation and the revised guidance, Eric Pulaski, president and chief executive officer, stated, "I appreciate Rick Gardner's hard work over the past year and a half, in attempting to generate better revenue and operating results. The global decline in IT capital spending has clearly had an adverse effect on sales to large enterprise customers and on our business in general. Demand in Europe was much weaker than expected due to difficult economic conditions. While we believe that demand will increase as the global economy improves, we have limited visibility regarding the second half of the year. We are sharply focused on significantly improving our operating leverage to lower the level of revenues necessary to break even. The actions we are taking, including those to improve our sales and marketing effectiveness, will accelerate our return to profitability even in a difficult operating environment."

BindView has scheduled a conference call, to be led by Eric Pulaski, for Monday, July 2, 2001, at 8 a.m. Central Standard Time. Details of the conference call are as follows:


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DATE/TIME:                  Monday, July 2, 2001 at 8 a.m. CST
DIAL IN:                    (800) 479-9001 code 462116#
REPLAY NUMBER:              (888) 203-1112 code 462116#
                            Available from 11 a.m. (CST) on July 2, to
                            7:00 p.m. (CST) on July 13

ABOUT BINDVIEW CORPORATION
BindView, the leader in the vulnerability assessment market, provides software solutions which enhance business performance by helping to ensure the integrity of the IT infrastructure. BindView's comprehensive software offerings secure and simplify the management and administration of network operating systems, directories and related applications. By enabling corporate IT professionals to effectively leverage their existing technologies, BindView's award-winning products play a critical role in achieving business goals. More than 20 million licenses of BindView's solutions have been shipped worldwide to over 5,000 companies, including more than 75 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com mailto:info@bindview.com or visit BindView's World Wide Web Site at http://www.bindview.com. BindView can also be reached at (800) 749-8439 or at
(713) 561-4000.


Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.


Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the risks associated with lower demand in a weak economy, competition within the network management software industry, rapid technological change, and BindView's development of and the market's acceptance of new products. Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.



Paula Berman
Director of Public Relations
BindView Corporation (www.BindView.com)
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Toll Free Direct Dial:  1-877-561-4333